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                                                                     EXHIBIT 2.1



                                                                [EXECUTION COPY]



                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                             AMKOR TECHNOLOGY, INC.


                                  as Purchaser


                                       AND


                            ANAM SEMICONDUCTOR, INC.


                                    as Seller



                          Dated as of December 30, 1998

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                            ASSET PURCHASE AGREEMENT


        This is an ASSET PURCHASE AGREEMENT (the "Agreement"), dated December 30, 1998 by and between Amkor Technology, Inc., a corporation organized under the laws of the State of Delaware of the United States, ("Amkor" or "Purchaser") and Anam Semiconductor, Inc., a corporation organized under the laws of the Republic of Korea ("Seller"). Purchaser and Seller shall sometimes each be referred to as a Party and collectively as the Parties.


                                    RECITALS:

        WHEREAS, Seller is the owner and operator of four (4) semiconductor packaging and test facilities located in the Republic of Korea; and

        WHEREAS, Purchaser provides semiconductor packaging and test services and is desirous of expanding its manufacturing capability; and

        WHEREAS, Seller desires to sell, Purchaser desires to purchase, semiconductor packaging and test operations generally known as K4 located at Advanced Science & Industrial Complex, 2 block, Daechon-dong, Buk-gu, City of Kwangju 500-470 the Republic of Korea ("Business") upon terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agree as follows:

                                  DEFINITIONS:


        "Affiliate" or "Affiliates" means any Person(s) directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, "controlling" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

        "Ancillary Agreements" has the meaning as described in Section 1.8(a).

        "Asset List" has the meaning as described in Section 1.1.

        "Assigned Contracts" has the meaning as described in Section 1.1(f).

        "Assumed Liabilities" has the meaning as described in Section 1.7(a).

        "Authority" means any national or local or foreign governmental or regulatory entity, or any department, agency, authority or political subdivision thereof.

        "Award" has the meaning as described in Section 5.11(b).


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        "Balance Sheet" has the meaning as described in Section 2.4.

        "Base Rate" has the meaning as described in Section 1.3(a).

        "Business" has the meaning as described in Recitals Section.

        "Closing" and "Closing Date" have the meanings as described in Section 1.11.

        "Closing Statement" has the meaning as described in Section 1.6 (a)(i).

        "Confidential Information" has the meaning as described in Section 1.13(g).

        "Damages" has the meaning as described in Section 4.3(a)(iii).

        "Employees" has the meaning as described in Section 2.20.

        "Employee Releases" has the meaning as described in Section 4.2.

        "Environmental Law" has the meaning as described in Section 2.12(a)(i).

        "Environmental Liabilities" means any liabilities (including costs of re-mediation) known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future, asserted against or incurred by Purchaser or the Business arising out of or relating to (1) environmental conditions first occurring or existing prior to the Closing (whether disclosed or undisclosed) including, without limitation, the presence, Release, threat of Release, Management or exposure of or to Hazardous Substances (each as defined herein) at, on, in or under any property now or previously owned, operated or leased by Seller, the Business or any of its Affiliates or predecessors (whether into the air, soil, ground or surface waters on-site or off-site); (2) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed, Released or generated prior to the Closing by Seller or the Business or any of its Affiliates or predecessors or generated in connection with any of their operations; or (3) any violation of any Environmental Law first occurring or existing prior to the Closing (including, without limitation, costs and expenses for pollution control equipment required to bring the Business into compliance with Environmental Laws and fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes Purchaser to come into compliance).

        "Environmental Permit" has the meaning as described in Section 2.12(a)(ii).

        "Escrow Account", "Escrow Agent" and "Escrow Agreement" have the meanings as described in Section 1.3(d).

        "Exceptions That Will Not Exist at Closing"has the meaning as described in Section 2.15(b)(i).

        "Excluded Assets" has the meaning as described in Section 1.2.

        "Excluded Liabilities" has the meaning as described in Section 1.7(b).

        "Financial Statements" has the meaning as described in Section 2.4.



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        "Hazardous Substances" means any hazardous, toxic or polluting materials, substances, wastes, pollutants or contaminants (including, without limitation, petroleum and petroleum products, PCBs, radioactive materials, asbestos or asbestos-containing materials).

        "ICC Rules" has the meaning as described in Section 5.11(a).

        "Indemnified Party" and "Indemnifying Party" have the meanings as described in Section 4.3(b)(iv).

        "Intellectual Property" means any or all of the following and all rights relating to or otherwise necessary to the operation of the Business, whether owned by, licensed to or otherwise used by Seller, in, arising out of, or associated therewith: (i) all United States, Korean and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (ix) all World Wide Web addresses, sites and domain names; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

        "IP Licensing Agreements" have the meaning as described in Section 1.1
(h).

        "Key Employees" has the meaning as described in Section 4.2.

        "Knowledge" and words of similar import mean, with respect to any Party, actual knowledge of a particular fact or other matter being possessed by any officer or other individual now or formerly having principal responsibility for a business or administrative function of such Party, including individuals servicing in such a capacity in or for the Business, and the knowledge that reasonably could be expected to be obtained in the course of conducting a reasonably comprehensive investigation concerning the subject matter.

        "Law" means all laws, statutes, ordinances, regulations, and other pronouncements having the effect of law of the Republic of Korea or any other country or territory, commonwealth, city, county, municipality, protectorate, possession, court, tribunal, agency, government, department, commission, arbitrator, board, bureau, or instrumentality thereof.

        "Liability" means all debt, liabilities, losses, claims, damages, costs, expenses and obligations of every kind, whether fixed or contingent, mature or unmatured, or liquidated or



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unliquidated, including, without limitation, those arising under any law and those arising under any contract, commitment or undertaking.

        "Licensed Intellectual Property" have the meanings as described in
Section 2.16.

        "Lien" or "Liens" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, tenancy, ground rent, license, mortgage, security agreement, covenant, condition, restriction, right-of-way, easement, encroachment, option, judgment or of other encumbrance of matter of title.

        "Loss" or "Losses" means any and all deficiencies, judgments, settlements, demands, claims, actions, assessments, liabilities, losses, damages (other than consequential damages), interest, fines, penalties, costs and expenses, including without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suit, proceedings, assessment, judgments or appeals.

        "Management" has the meaning as described in Section 2.12(a)(iv). "Managed" has a similar meaning appropriate for the context.

        "Material Adverse Effect" has the meaning as described in Section 1.10
(e).

        "Newco" has the meaning as described in Section 1.1.

        "Net Asset Value" has the meaning as described in Section 1.6(b).

        "Owned Real Properties" has the meaning as described in Section 2.15(b).

        "Permitted Real Property Encumbrances" has the meaning as described in
Section 2.15(b).

        "Person" means any individual, a corporation, a partnership, an association, a trust or other entity or organization, including an Authority.

        "Personal Property Permitted Encumbrances" has the meaning as described in Section 2.14.

        "Property Taxes" has the meaning as described in Section 4.8.

        "Purchased Assets" has the meaning as described in Section 1.1.

        "Purchase Price" has the meaning as described in Section 1.3(a).

        "Real Properties" has the meaning as described in Section 2.15(a).

        "Released" means released, spilled, leaked, pumped, poured, emitted, emptied, discharged, injected, escaped, leached, disposed, or dumped and other similar terms. "Release" when used as a verb has the same meaning, but in the present tense, and when used as a noun has a similar meaning appropriate for the context.



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        "Schedules to be Prepared" has the meaning of such schedules to this
Agreement which have not yet been attached hereto as of the date of this Agreement, but shall be prepared to Purchaser's satisfaction and delivered by Seller within a reasonable time after the date hereof.

        "Taxes" and "Tax" have the meanings as described in Section 2.7.

        "Tax Exemption" has the meaning as described in Section 1.10(i).

        "Third Party Claim" has the meaning as described in Section 4.3(c)(i).

        "Transferred Employees" has the meaning as described in Section 4.2.

        "Transition Service Agreement" and "Transition Period" have the meaning as described in Section 4.7.

        "U.S. GAAP" has the meaning as described in Section 1.6(a)(i).

        "Workout" has the meaning as defined in the Accord Among Financial Institutions for Promotion of Restructuring of Business Enterprises dated as of June 29, 1998.

                                    ARTICLE I
                                 THE TRANSACTION

        I.1. Sale and Purchase of Assets. Prior to the Closing, Purchaser shall establish or cause its Affiliates to establish a 100% owned subsidiary ("Newco") in the Republic of Korea, and shall assign all of its rights and obligations under this Agreement to Newco without further consent of Seller. Following such assignment, all references to the Purchaser in this Agreement shall be considered references to Newco as if Newco had originally executed this Agreement and Purchaser shall be relieved of any and all liability under this Agreement except that Amkor's obligation to pay the Purchase Price and to assume the Assumed Liabilities shall be discharged when Newco pays the Purchase Price and assumes the Assumed Liabilities. The Parties also understand that certain covenants of Seller shall extend to the original Purchaser under this Agreement (i.e., Amkor Technology, Inc., "Amkor"). In such case, Newco and Amkor are collectively referred to as "Purchasing Parties".

        Subject to the terms and conditions hereof, at the Closing referred to in Section 1.8 below, Seller will sell, transfer, convey and assign to Purchaser, free and clear of all Liens of every kind, nature and description, except for the Excluded Assets (as defined in Section 1.2) or as otherwise disclosed and agreed in this Agreement, and Purchaser will purchase from Seller, all of the assets as shall be listed on Schedule 1.1 (the "Asset List") and any other assets that are being used for or are substantially related to the Business including, without limitation, Seller's properties and business as a going concern and good will and assets existing on the date of Closing, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or Financial Statement (collectively, the "Purchased Assets"). The Purchased Assets shall include, without limitation, all of Seller's right, title and interest in and to the following, as the same may exist on the Closing Date:



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               (a) the Owned Real Properties together with the buildings, fixtures, structures and other improvements erected thereon, and together with all easements, rights and privileges appurtenant thereto, as more particularly described on the Asset List;

               (b) all of Seller's machinery, equipment, tooling, dies, jigs, vehicles, spare parts and supplies being used for or substantially related to the Business, including without limitation, the items listed on the Asset List;

               (c) all of Seller's raw materials, work in process, parts, subassemblies, finished goods and other inventories being used for or substantially related to the Business, wherever located and whether carried on Seller's books of account;

               (d) all of Seller's other tangible assets being used for or substantially related to the Business, including office furniture, office equipment and supplies, computer hardware and software and vehicles;

               (e) all of Seller's books, records, manuals, documents, books of account, correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the likes that are used for or are substantially related to the Business;

               (f) all of Seller's rights under leases for property, whether real or personal, used for or substantially related to the Business, and all of the Seller's rights under all other contracts, agreements and purchase and sale orders related to the Business (the "Assigned Contracts"), which Assigned Contracts will be assigned to Purchaser at or prior to the Closing and which shall be listed on Schedule 1.10;

               (g) All of Seller's interest in governmental permits, licenses, registrations, orders and approval substantially relating to the Business to the extent such permits, licenses, registrations, orders and approvals are separately transferable to Purchaser; and

               (h) All right, title and interest of Seller in and to the goodwill incident to the Business other than those exclusively related to the businesses of Seller which are not to be transferred hereunder.

               The Parties understand that, while certain Intellectual Properties (including Licensed Intellectual Property) may be assigned to Purchaser, most of the Intellectual Properties may not be assigned to Purchaser, since they are also related to the other business of Seller which are not transferred to Purchaser hereunder. With respect to such Intellectual Properties which may be assigned to Purchaser, Seller shall sell, transfer, convey and assign to Purchaser, free and clear of all Liens of every kind, nature and description, all right, title and interest of Seller in and to such Intellectual Properties. With respect to the Intellectual Properties which may not be assigned to Purchaser, to the extent legally and/or contractually permissible, Seller hereby shall grant to Purchaser and its Affiliates, effective at the Closing Date, an irrevocable, worldwide, non-exclusive, perpetual, paid-up, royalty-free and transferable (and sub-licensable) license (or sub-license) to utilize such Intellectual Properties (including the Licensed Intellectual Property) which Seller has rights to use as of the Closing Date, after obtaining any and all consents necessary therefor for Purchaser to be able to operate the Business substantially in the manner as such Business was operated by Seller. For this



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purpose, Purchaser shall enter into one or more licensing agreements (the "IP
Licensing Agreements") with the holders of relevant Intellectual Properties, including Seller itself, prior to the Closing. All costs, if any, shall be payable by Seller to any third parties in connection with the transfer, licenses or sub-licenses for the benefit of Purchaser pursuant to this Agreement. In addition, the Parties agree that such IP Licensing Agreements will contain rights of Purchaser or Amkor to acquire the Intellectual Properties developed by Seller after the Closing Date on mutually agreed and commercially reasonable terms.

               To the extent that there are any tangible or intangible assets used by Seller in connection with or otherwise necessary to the operation of the Business that are not included in this Section 1.1 and are not specifically designated as Excluded Assets by Section 1.2, the Purchased Assets shall include an irrevocable, nonexclusive, perpetual, paid-up, royalty-free, transferable license, contract or lease to utilize such assets in connection with the operation of the Business after the Closing Date. To the extent that any such assets may not be licensed, contracted or leased, Seller shall take all steps required to assure that Purchaser obtains the benefit of such assets.

        I.2. Excluded Assets. Notwithstanding any other provision of this Agreement, Seller shall retain all property of any nature, kind and description other than the Purchased Assets and for the avoidance of doubt the Purchased Assets shall not include the following assets of the Business (collectively, the "Excluded Assets"):

               (a) all of the Seller's cash, cash in banks, certificates of deposit, cash equivalents, bank and mutual fund accounts, deposits, securities and bonds and other similar investments, deferred charges, and other cash equivalents on hand or on deposit in any financial institution on the Closing Date;

               (b) all consideration received by and the rights of the Seller under or pursuant to this Agreement or any agreement, instrument or document ancillary hereto;

               (c) all notes and accounts receivables owing to Seller on the Closing Date; and

               (d) any claims and rights against third parties (including, without limitation, insurance carriers) arising from any event or actions first occurring after the Closing Date.

        I.3. Purchase Price. The total aggregate purchase price for the Purchased Assets exclusive of VAT shall be Korean Won equivalent to US$ 600,000,000 (the "Purchase Price") plus the Assumed Liabilities. The Korean Won equivalent of Purchase Price shall be calculated by using the exchange rate to convert U.S. dollars to Won, which shall be actually available to Seller as of the Closing Date ("Base Rate"). Seller shall exercise its best efforts to obtain the most favorable Base Rate. In no event, shall Purchaser have any obligation to deliver a specific amount of Korean Won. The Purchase Price shall be subject to adjustment as provided in Section 1.3(b) below and in Section 1.6.

               (b) If Seller wishes to receive the Purchaser Price in U.S. dollars in the amount of US$600,000,000 rather than the Korean Won equivalent thereof, Seller shall obtain any and all governmental approvals necessary therefor. If Sellers obtains such approval and provides Purchaser



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with the evidence of such approval satisfactory to Purchaser, Purchaser shall pay the Purchase Price in U.S. dollars.

               (c) Within 30 days from the date hereof, Seller shall apply for a ruling to a relevant Korean tax authority with respect to the issue whether VAT is payable on the transactions contemplated herein, and Seller shall obtain such ruling prior to the Closing.

               (d) On or prior to the Closing Date, Seller, Purchaser and an escrow agent to be appointed by mutual consent of Seller and Purchaser ("Escrow Agent") shall enter into one or more escrow agreements ("Escrow Agreements") in such form and substance to be mutually agreed by the Parties. Such portions of the Purchase Price as provided in Sections 1.4 (b) and (c) shall be deposited with one or more escrow accounts ("Escrow Accounts") to assure the repayment of certain liabilities by Seller, the downward adjustment of the Purchase Price, and Seller's performance of its indemnifications obligation hereunder,, and released to Seller in accordance with the terms of the Escrow Agreements. Any funds in the Escrow Accounts remaining after the first anniversary of the Closing Date shall be released to Purchaser: provided, however, that Seller's indemnification obligation shall not be deemed relieved nor mitigated by such releases.

        I.4. Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller as follows:

               (a) Purchaser's payment at the Closing in Korean Won (or in case of U.S. dollar payment pursuant to Section 1.3(b)) of the amount which shall be set forth in Schedule 1.4(a), by wire transfer or delivery of a certified bank check immediately available and in accordance with the instructions of Seller;

               (b) Purchaser's deposit at the Closing in Korean Won (or in case of U.S. dollar deposit pursuant to Section 1.3(b)) into an Escrow Account of the amount which shall be set forth in Schedule 1.4(b) at the Closing;

               (c) Purchaser's deposit at the Closing in Korean Won (or in case of U.S. dollar deposit pursuant to Section 1.3(b)) into an additional Escrow Account to cover the downward adjustment of the Purchase Price of the amount which shall be set forth in Schedule 1.4(c) at the Closing; and

               (d) Purchaser's assumption of Seller's liabilities as set forth on Section 1.7.

        I.5. Allocation of Purchase Price. Purchaser and Seller agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the principles of allocation which shall be set forth in Schedule 1.5. Purchaser and Seller agree that each will report all Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation.

        I.6. Adjustments to Purchase Price.

               (a) Post-Closing Balance Sheet Adjustment.

                      (i) Within 60 days of the Closing Date, Seller shall prepare a statement of assets acquired and liabilities assumed relating to the Business and shall, at its expense, prepare and deliver to Purchaser a statement of the Net Asset Value of the Business, as of the Closing Date and as of the Balance Sheet Date (the "Closing Statement"), as audited by independent certified public



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accountants chosen by Seller and acceptable to Purchaser (i.e., Samil). The
Closing Statement shall be prepared in U.S. dollars according to the Generally Accepted Accounting Principles in the United States ("U.S. GAAP"). "Net Asset Value" shall mean the value of the assets of the Business less the liabilities assumed by Purchaser where such assets and liabilities are calculated in accordance with U.S. GAAP.

                      (ii) Purchaser shall fully cooperate with Seller in Seller's preparation of the list of assets and liabilities as mentioned in
Section 1.6(a)(i) above, and each Party shall fully cooperate with the other Party in the other Party's preparation of its Tax returns for the relevant Tax year or years.

                      (iii) In the event that Purchaser disagrees with the Closing Statement, Purchaser shall hire an independent certified public accountant at its own expense, which shall prepare Seller's proposed adjustments to the Closing Statement within 60 days of Seller's receipt of the Closing Statement using U.S. GAAP. Any dispute (and only those items in dispute) concerning the Closing Statement which cannot be resolved by the parties and their respective independent certified public accountants within 60 days of Purchaser's receipt of Seller's proposed adjustments to the Closing Statement will be submitted no later than 60 days after such receipt to an independent accounting firm mutually selected by Purchaser and Seller, and the determination of such firm shall be final and binding on the Parties. The fees and expenses of such third independent accounting firm shall be borne equally by the Parties.

               (b)    Adjustment Formula.

               If the Net Asset Value at the Closing Date is less than the Net Asset Value as of the Balance Sheet Date, then , the Purchase Price shall be reduced by the amount of such deficiency and the Escrow balance shall be reduced accordingly. If the Escrow balance is insufficient, Seller shall pay Purchaser such amount by certified or bank check within ten days after acceptance of the Closing Balance Sheet or upon resolution of any disputes described in 1.6(a). Alternatively, at the Purchaser's option, such amount may be withheld from any amount owing to Seller by Purchaser or its Affiliates to the extent permissible under Korean law.

        I.7. Assumption of Liabilities.

               (a) Assumed Obligations. At the Closing, Purchaser shall assume and agree to perform, pay or discharge, when due, and Seller shall be released from all obligations related to all of the following:

                             (i)   Seller's obligations and liabilities under
the Assigned Contracts solely with respect to conditions or events occurring after the Closing Date;

                             (ii)  Seller's obligations and liabilities solely
with respect to make severance payments to the Transferred Employees as listed on Schedule 1.7(a). In no event, the amount of Seller's obligations and liabilities to be assumed by Purchaser for the severance payments to the Transferred Employees shall be greater than US$7,000,000 (or Korean Won equivalent thereof); and

                             (iii) The obligations and liabilities to be assumed
by Purchaser pursuant to this Section 1.7 are hereinafter sometimes referred to as the "Assumed Liabilities." Except with



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respect to the Assumed Liabilities, Purchaser does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities or obligations of Seller, and Seller agrees to pay and satisfy when due any such liabilities and obligations not assumed by Purchaser.

               (b) Excluded Liabilities. Except as expressly provided in Section 1.7(a), Seller shall retain and neither Purchasing Parties shall assume nor be liable for any liabilities and obligations of Seller and any other obligations relating to the Business (such liabilities retained by Seller are referred to as the "Excluded Liabilities"), including without limitation the following:

                      (i) any liabilities or obligations of Seller, contingent or otherwise, for any indebtedness of Seller;

                      (ii) the liabilities or obligations of Seller to its stockholders respecting dividends, distributions to its stockholders in liquidation, redemptions of stock, or otherwise;

                      (iii) liabilities or obligations of Seller arising out of any transactions occurring, or obligations incurred, after the Closing;

                      (iv) any obligations of Seller for expenses, public dues or fees levied to Seller or deemed to be borne by Seller under relevant laws and regulations incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all stamp duties, attorneys and accountants fees and all brokers or finders fees or commissions payable by Seller;

                      (v) any obligation of Seller under or arising out of this Agreement or any of the Ancillary Agreements;

                      (vi) any liabilities relating to claims by the insurer (or the indemnitor) that the insured (or the indemnitees) had breached it obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

                      (vii) any liability or obligation of Seller to any Affiliate unless otherwise provided for in this Agreement;

                      (viii) subject to the terms and conditions provided in this Agreement, any liabilities or obligations, the existence of which constitute a breach of the representations, warranties or covenants of Seller contained in this Agreement;

                      (ix) subject to the terms and conditions provided in this Agreement, any obligations or liabilities of Seller to indemnify its officers, directors, employees or agents;

                      (x) any liability or obligation in respect of the Excluded Assets;

                      (xi) all Taxes imposed on Seller, including (i) any Tax of any other corporation which Tax is assessed against Seller by virtue of its status, prior to the Closing Date, as a member of any consolidated group of which such other corporation was also a member and (ii) any Taxes, including all value-added, gross receipts, excise, registration, stamp duty, transfer or other



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similar taxes or governmental fees, imposed in connection with or attributable to this Agreement, or as a result of the consummation of the transaction under this Agreement;

                      (xii) subject to the terms and conditions provided in this Agreement, any Environmental Liabilities;

                      (xiii) except for the Assumed Liabilities, any obligation or liability arising under any contract, instrument or agreement (1) that is not transferred to Purchaser as part of the Purchased Assets, or (2) that is not transferred to Purchaser because of Seller's failure or inability to obtain any third party consent required for the transfer or assignment of such contract or agreement to Purchaser, or (3) that relates to any breach or default (or an event which might, with the passing of time or the giving of notice, or both, constitute a default) under any contract, instrument or agreement or to any services to be provided by Seller under any such contract, instrument or agreement arising out of or relating to periods on or prior to the Closing Date, or (4) for which Seller received payment prior to the Closing;

                      (xiv) any existing or future liabilities to financial institutions, such as banks, installment financing companies and leasing companies;

                      (xv) any liability relating to the infringement or asserted infringement of any intellectual property by Seller; and

                      (xvi) any other liability or obligation of Seller or including any liability or obligation directly or indirectly arising out of or relating to the operation of the Business or ownership of the Purchased Assets on or prior to the Closing Date, whether contingent or otherwise, fixed or absolute, known or unknown, matured or unmatured, present, future or otherwise, irrespective of whether such liability or obligation is asserted before or after the Closing, except for the Assumed Liabilities.

        I.8. Conditions to Each Party's Obligations. The obligations of both Purchaser and Seller to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions on or before the Closing Date.

               (a) The Escrow Agreement, the IP Licensing Agreements, the Transition Service Agreement, the assignment agreement provided in Section 1.10(b) hereof, and any other agreements, if any, necessary to vest in Purchaser good, valid and marketable title to the Purchased Assets (collectively, the "Ancillary Agreements") have been duly executed and delivered after having been duly authorized by all necessary corporate actions by the relevant parties thereto.

               (b) No provisions of any applicable law, and no judgment, injunction, order or decree shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Purchaser of all or any material portion of the Purchased Assets or the Business.

               (c) The Purchasing Parties and Seller shall have each received all material consents, authorizations or approvals from their boards of directors, governmental agencies and third parties that are a pre-requisite to the Closing as a matter of law, in form and substance satisfactory to the other Party, and no such consent, authorization or approval shall have been revoked.

        Purchaser and Seller agree that in the event that the conditions set forth in Sections 1.8(b) and (c) herein are not satisfied on or before the Closing Date, the conditions may be satisfied on or before April 1, 1999, or a later date mutually agreed in writing between the Parties, in which case the Parties must comply with their respective obligations to consummate the transactions as provided in this Agreement.

        I.9. Conditions to Seller's Obligations. The obligations of Seller to consummate the transaction contemplated hereby are subject to fulfillment of all of the following conditions on or prior to the Closing Date.

               (a) Each and every material representation and warranty made by Purchaser contained in this Agreement shall have been true in all material respects as of the date when made and shall be true in all material respects at and as of the Closing Date as if originally made on and as of the Closing Date.

               (b) All obligations of Purchaser to be performed on or before the Closing Date shall have been performed in all material respects.

               (c) No action shall be threatened or pending before any court or governmental agency the probable outcome of which would result in the restraint or prohibition of the consummation of the transactions contemplated hereby.

        I.10. Conditions to Purchaser's Obligations. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment of all of the following conditions on or prior to the Closing Date.

               (a) Each and every representation and warranty made by Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects as of the date when made and shall be true in all material respects at and as of the Closing Date as if originally made on and as of the Closing Date.

               (b) Seller shall effectively assign the Assigned Contracts (including obtaining all necessary consents). For each contract assigned under this provision, Seller shall deliver to Purchaser at the Closing an assignment agreement in such form and substance as shall be mutually agreed by the parties.

               (c) All obligations of Seller to be performed hereunder on or before the Closing Date shall have been performed in all material respects.

               (d) No action shall be threatened or pending before any court or governmental agency the probable outcome of which would result in (i) the restraint or prohibition of the consummation of the transactions contemplated hereby or (ii) the restraint or prohibition of, or interference with, the effective operation of enjoyment by Purchaser of all or any material portion of the Assets or the Business.

               (e) On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted or threatened which questions of validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a Material Adverse Effect. "Material Adverse Effect" means an effect that is materially adverse (i) to the properties, business, operations, earnings, assets, liabilities or financial condition, or prospects of the Business taken as a whole, (ii) the ability of Seller to perform its obligations under this Agreement, or (iii) the enforceability of this Agreement.

               (f) Between the date hereof and the Closing Date, there shall have been no change which could have a Material Adverse Effect on the Business or the Purchased Assets.

               (g) Any and all notices to Employees, as required under applicable employment laws, shall have been provided by Seller. Substantially all of the Transferred Employees shall have accepted employment with Purchaser and Purchaser shall have entered into arrangements with key Employees of Seller satisfactory to Purchaser in its sole discretion.

               (h) After (i) Purchaser and Amkor shall have been satisfied with the results of their due diligence, (ii) Amkor shall have entered into an arrangement satisfactory to Amkor in its sole discretion, to finance the Purchase Price in full, (iii) Amkor shall have received a fairness opinion with respect to the terms of the transactions contemplated by this Agreement, (iv) the Workout of Seller shall have been approved by the relevant authorities to Amkor's satisfaction, and Amkor shall be satisfied with the financial conditions of Seller following the Workout, and (v) Amkor shall have received a tax exemption under the Foreign Capital Promotion Law in regard to its purchase of the Business ("Tax Exemption"), the Board of Directors of Amkor shall have determined that the transactions contemplated herein are in the best interest of Amkor and Purchaser in light of all circumstances associated with Seller and the transactions contemplated hereby.

               (i) Seller shall have obtained a ruling from a relevant Korean Tax authority that VAT is not payable on the transactions contemplated herein.

               (j) Seller shall have obtained the approval for the transactions contemplated hereunder from a shareholders' meeting.

               (k) Purchaser shall have received to its satisfaction the favorable legal opinion of the counsel for Seller in the form and substance satisfactory to Purchaser.

               (l) Seller shall have delivered all of the Schedules to be Prepared, which schedules will be satisfactory to Purchaser in form and contents, and shall have obtained the consents thereto from Purchaser.

               (m) Seller shall have received duly executed copies of all agreements, instruments, certificates, consents or other documents necessary or appropriate from the creditors of Seller to release any and all material encumbrances against the Purchased Assets.

        I.11. Closing. The closing under this Agreement will take place at 10:00 A.M., Seoul time, on February 26, 1999 (the "Closing"), at the main office of Seller, Seoul, Korea, or at such other time, date or place as the Parties shall mutually agree. The date on which Closing occurs is sometimes referred to herein as the "Closing Date."

        I.12. Deliveries and Proceedings. At the Closing:

               (a) Deliveries by Seller. Seller will deliver or cause to be delivered to Purchaser:

                      (i) assignments of all transferable or assignable licenses, permits and warranties relating to the Purchased Assets or the Business, duly executed and in recordable form;

                      (ii) title certificates to the Owned Real Properties, motor vehicles, or any other applicable assets together with title or license certificates to Intellectual Properties (including the Licensed Intellectual Property), included in the Purchased Assets right to which are transferred by registration with any Authority, duly executed by the Seller (together with any other transfer forms or other documents necessary to effectively transfer such Purchased Assets to Purchaser);

                      (iii) all the books of account, ledgers, payroll records, inventory and asset records and other books and documents which are used for or are substantially related to the Business (other than minute books relating to directors' and shareholders' meetings and statutory books) in whatever form and upon whatever media they may be recorded;

                      (iv) copies of the Employee Releases and the employment contracts with respect to the Key Employees;

                      (v) consent letters necessary for the valid assignment of the Assigned Contracts duly executed by the parties thereto;

                      (vi) certified copies of resolutions of the Seller's board of directors and shareholders meeting, both approving the sale of the Purchased Assets and the Business on the terms of this Agreement and authorizing any one its officers to execute this Agreement for and on behalf of the Seller;

                      (vii) such other instruments of conveyance as shall be necessary to vest in Purchaser good, valid and marketable title to the Purchased Assets;

                      (viii) receipt for the portion of the Purchase Price provided in Section 1.4(a);

                      (ix) a certificate dated the Closing Date, from the Representative Director of Seller to the effect that Seller has fulfilled the conditions set forth in Section 1.10(c);

                      (x) a certificate dated the Closing Date, from the Representative Director of Seller to the effect that Seller has cleared all Liens or other types of encumbrances on the Business or the Purchased Assets; and

                      (xi) executed copies of the Ancillary Agreements.

               (b) Deliveries by Purchaser. At the Closing, Purchaser will deliver to Seller:

                      (i) payment in Korean Won to be calculated at the Base Rate of the U.S. dollars as set forth in Schedule 1.4(a) (or in case of U.S. dollar payment, the amount stated in Schedule 1.4(a));

                      (ii) a certificate evidencing the deposit of Korean Won amount equivalent to U.S. dollars to be calculated at the Base Rate as set forth in Schedules 1.4 (b) and (c) (or in case of U.S. dollar deposit, the amount stated in Schedules 1.4(b) and (c)) with the Escrow Accounts;

                      (iii) a certificate evidencing the assumption of, and consents by the creditors of, the liabilities listed on Schedule 1.7(a);

                      (iv) a certified copy of a resolution of Purchaser's board of directors approving the purchase of the Purchased Assets and Business on the terms of this Agreement and authorizing any one of its directors or officers to execute this Agreement for and on behalf of the Seller;

                      (v) a certificate dated the Closing Date, from an authorized officer of Purchaser to the effect that Purchaser has fulfilled the conditions set forth in Section 1.9(b); and

                      (vi) executed copies of the Ancillary Agreements.

               (c) Other Deliveries. Any other documents required to be delivered pursuant to this Agreement will be exchanged.

        I.13. Covenants of Seller. From and after the date hereof and until the Closing Date, Seller hereby covenant and agree that:

               (a) Business in Ordinary Course. Seller will carry on the Business in the ordinary and normal course in substantially the same manner as heretofore, except as otherwise expressly provided herein, and shall notify Purchaser immediately in writing of any changes or deviations from the ordinary and normal course of business.

               (b) Maintain Properties. Seller will maintain and keep the plant and equipment of or related to the Business in as good repair, working order and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty.

               (c) Insurance. Seller will keep in full force and effect insurance and bonds comparable in amount and scope of coverage to what is now covering the Business and all assets related thereto.

               (d) Perform Contracts. Seller will perform in all material respects the obligations to be performed under all the contracts and documents of or relating to the Business.

               (e) Maintain Organization. Seller will maintain and preserve the relationships of or related to the Business with suppliers and customers and maintain the goodwill of the Business.

               (f) Approvals and Consents. As soon as practicable after the execution of this Agreement, Seller shall take all reasonable action required to obtain all waivers, consents, approvals, including an approval from the shareholders meeting; and promptly to give all notices, effect all registrations pursuant to and make all other filings with or submissions to, any third parties, including governmental authorities, necessary or advisable to authorize, approve or permit the transactions contemplated hereby.

               (g) Confidentiality. Seller hereby covenants and agrees that, except as may be required by law, rule or regulation or court order, unless this Agreement is terminated, it will not at any time reveal, divulge or make known to any Person (other than the Purchasing Parties, their Affiliates or their agents) any information that relates to this Agreement, the transactions contemplated hereby or the Business (whether now possessed by Seller or furnished by Purchaser after the Closing Date), including, but not limited to, customer lists or other customer information, trade secrets or formulae, marketing plans or proposals, financial information or any data, written material, records or documents used by or relating to the Business that are of a confidential nature (collectively, the "Confidential Information").

               (h) Advice of Changes. Seller hereby covenants and agrees that it will advise the Purchasing Parties promptly in writing of any fact that, if previously known, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in breach in any material respect by Seller of any of its representations and warranties, covenants or agreements hereunder or which would have a Material Adverse Effect on the Business, the Purchased Assets or the transactions contemplated hereby.

               (i) All Necessary Filings. Seller hereby covenants that it will make all necessary filings with the relevant government agencies which are required for the completion of the transaction contemplated in this Agreement.

               (j) Access to Information; Cooperation. Seller hereby covenants and agrees that it shall give the Purchasing Parties and their representatives, counsel, accountants and consultants reasonable access, during normal business hours, to such of the properties, books, accounts, contracts and records of Seller as the Purchasing Parties deem relevant to the Purchased Assets and the Business, and furnish or otherwise make available to the Purchasing Parties all such information concerning the Purchased Assets and the Business as the Purchasing Parties may request. Seller further agrees and covenants that it shall cooperate with the Purchasing Parties and their representatives, counsel, accountants and consultants to make sure that the Closing Statement is prepared as provided in Section 1.6(a)(i).

               (k) Preparation. Seller will diligently prepare and deliver to Purchaser all of the Schedules to be Prepared as soon as practicable after the date hereof, which schedules will be satisfactory to Purchaser in form and contents, and shall obtain the consents thereto from Purchaser.

               (l) No Intentional Misrepresentation. Without express written consent of Purchaser, Seller shall not take or omit any action with the intention to cause any of its representations and warranties under this Agreement to be inaccurate in material respect at, or any time prior to, the Closing.

        I.14.  Obligations After the Closing Date.

               (a) Assistance by Seller. Seller shall cooperate with the Purchasing Parties' advisors and representatives, including its legal counsel, in connection with the preparation of any report or filing required in connection with the transactions contemplated hereby, such cooperation to be provided by Seller at no cost to the Purchasing Parties.

               (b) Further Assurances of Seller. From and after the Closing Date, Seller shall, at the request of any of the Purchasing Parties, execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as the relevant Purchasing Party may reasonably request (i) to transfer to and vest in Purchaser, and protect its rights, title and interest in, all the Purchased Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement.

               (c) Further Assurances of Purchaser. From and after the Closing Date, Purchaser shall afford to Seller and its attorneys, accountants and other representatives access, during normal business hours, to such books and records relating to the Business as reasonably may be required in connection with the preparation of financial information for periods concluding on or prior to the Closing Date. Purchaser shall cooperate in all reasonable respects with Seller with respect to its former interest in the Business and in connection with financial account closing and reporting and claims and litigation asserted by or against third parties, including, but not limited to, making employees available at reasonable times to assist with, or provide information in connection with financial account closing and reporting and claims and litigation.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents, warrants and covenants to and with the Purchasing Parties as follows (as far as any of the following representations, warranties and covenants are conditioned upon the preparation of the Schedules to be Prepared, such representations, warranties and covenants shall be deemed to have been made as of the date when the relevant Schedules to be Prepared are delivered to the Purchasing Parties, and obtained their written consents thereto):

        II.1. Organization. Seller is a corporation duly incorporated and validly existing under the laws of the Republic of Korea. Seller has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased, to carry on its businesses as and where now being conducted and to enter into this Agreement, and perform its obligations hereunder. The copies of Seller's articles of incorporation and bylaws, as amended to date, which have been delivered to Purchaser, are correct and complete and are in full force and effect.

        II.2. Authorization and Enforceability. The execution, delivery and performance of this Agreement has been, and the Ancillary Agreements shall have been duly authorized by all necessary corporate action on the part of Seller, including the approvals by the board of directors (other than the shareholders approval which Seller shall obtain before the Closing). This Agreement has been, and at the Closing all the Ancillary Agreements shall have been duly executed and delivered by Seller, and this Agreement constitutes, and at Closing the Ancillary Agreements will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

        II.3. No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller, will not (a) contravene any provision of Seller's articles of incorporation or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Seller is a party or by which it or any of its assets may be bound or affected except as set forth on Schedule 2.10, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon Seller's assets or give to others any interests or rights therein, (d) result in the maturation or acceleration of any liability or obligation of Seller that will not be paid in full by Seller at Closing (or give others the right to cause such a maturation or acceleration), or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any of the Assigned Contracts except as set forth on Schedule 2.10.

        II.4. Financial Statements. The books of account and related records of Seller fairly reflect in reasonable detail the assets, liabilities and transactions related to the Business and are in adequate condition for the preparation of the Financial Statement (as defined below and which shall be limited only to a balance sheet and a statement of profits and losses) of the Business in accordance with U.S. GAAP applied on a consistent basis. Seller has delivered to Purchaser the audited financial statements of the Business as of June 30, 1997, June 30, 1998, September 30, 1998, December 31, 1996, December 31, 1997, respectively and, shall deliver the unaudited financial statement as of December 31, 1998 (together with prior dated financial statements, the "Financial Statements"). The Financial Statements of the Business: (i) fairly presents the financial condition, assets and liabilities of the Business as of the dates thereof; and (ii) has been prepared in accordance with U.S. GAAP consistently applied. All references in this Agreement to the "Balance Sheet" shall mean the balance sheet of the Business as of September 30, 1998 included in the Financial Statement and all references to the "Balance Sheet Date" shall mean September 30, 1998.

        II.5. Undisclosed Liabilities. The Business has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of national, local or foreign Taxes, customs duties and any interest or penalties related hereto, except for liabilities that are (a) fully reflected on the Balance Sheet or (b) incurred in the ordinary course of business since the Balance Sheet Date and fully reflected as liabilities on the Business's books of account, none of which individually or in the aggregate, has been materially adverse.

        II.6. No Changes. Except as disclosed on Schedule 2.6, since the Balance Sheet Date and until the Closing, the Seller has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, except as specifically communicated to Purchaser in writing. Except as otherwise disclosed on Schedule 2.6, there has not been:

               (a) any change in the financial condition, assets, liabilities, net worth of the Business, except changes in the ordinary course of business, none of which, individually or in the aggregate has been or could have an Material Adverse Effect;

               (b) any damage, destruction or loss, whether or not covered by insurance, which could have a Material Adverse Effect;

               (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of the assets, tangible or intangible of the Business;

               (d) any strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could have a Material Adverse Effect;

               (e) any increase in the salaries or other compensation (excluding increases in the ordinary course of business and consistent with past practice) payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director or employee of the Business, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other plan) to which any of its officers, directors or employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to any employee benefit plan, or any other payment of any kind to (or on behalf of) any such officer, director or employee other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business;

               (f) any making or authorization of any capital expenditures which are not in the ordinary course of business or in excess of 6 billion Won;

               (g) any cancellation or waiver of any right material to the operation of the Business or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any Affiliate;

               (h) any sale, transfer or other disposition of any assets of the Business, except sales of assets in the ordinary course of business;

               (i) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Seller related to or affecting the Business, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

               (j) any adverse change or any threat of any adverse change in Seller's relations with, or any loss or threat of loss of, Seller's suppliers, clients or customers, which change or loss could have a Material Adverse Effect;

               (k) any write-offs as uncollectible of any notes receivable of the Business or write-downs of the value of any assets or inventory by Seller related to the Business other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than during the twelve months ended on the Balance Sheet Date;

               (l) any change by Seller in any method of accounting or keeping its books of account or accounting practices related to or affecting the Business;

               (m) any creation, incurrence, assumption or guarantee by the Business of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Business of any indebtedness for money borrowed;

               (n) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Affiliate, except for (i) compensation to the officers and employees of the Business at rates not exceeding the rates of compensation disclosed on Schedule 2.19 hereto and (ii) reimbursements of or advances for expenses incurred for business-related purposes not exceeding 1.2 billion Won outstanding in the aggregate at any given time.

               (o) any disposition of or failure to keep in effect any rights in, to or for the use of Intellectual Property included in the Purchased Assets, or, to Seller's Knowledge, any disclosure to any person not an employee or other disposal of any trade secret, process or know-how relating to the Business; or

               (p) any transaction, agreement or event to which Seller is a party or a participant relating to the Business outside the ordinary course of the Business or inconsistent with past practice.

               (q) to Seller's Knowledge, neither the Business nor Seller has become subject to any newly enacted or adopted law which may reasonably be expected to have a Material Adverse Effect.

               (r) any written up the value of any inventory or any other assets, except for write-ups in the ordinary course of business and consistent with past practices.

        II.7. Taxes. Seller has (a) timely filed all national or local, payroll, withholding, VAT, excise, sales, use, customs duties, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax returns of any kind whatsoever relating to the Business (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively called "Taxes" and individually a "Tax"), (b) has paid all Taxes which are due pursuant to such returns and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received. All such returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other measure of Tax) of the Party filing the same. The accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes relating to the Business for all periods ending on or before the Balance Sheet Date and nothing has occurred subsequent to that date to make any of such accruals inadequate as of the Balance Sheet Date. All Taxes for periods beginning after the Balance Sheet Date have been paid or are adequately reserved against on the books of Seller. Seller has timely filed all information returns or reports which are required to be filed and has accurately reported all information required to be included on such returns or reports. To Seller's Knowledge, there are no proposed assessments of Tax against Seller or proposed adjustments to any Tax returns filed, pending against Seller. Except as disclosed on Schedule 2.7, Seller has not received notice that any Tax return is under examination by any taxing authority. Except as disclosed on Schedule 2.7 hereto, Seller has not executed a waiver or consent extending any statute of limitation for any Tax liability which remains outstanding. Except as disclosed on Schedule 2.7 hereto, since January 1,

1998, Seller has not (a) joined in or been required to join in filing a consolidated income Tax return, or (b) entered into a closing agreement with any taxing authority.

        II.8. Inventory. All of the inventories of the Business, including that reflected in the Balance Sheet, are valued at cost being determined on a weighted average basis except as disclosed in the Financial Statements. All of the inventories of the Business reflected in the Balance Sheet and all such inventories acquired since the Balance Sheet Date consist of items of a quality and quantity usable and saleable in the ordinary course of business and at normal profit margins (other than normal trade discounts regularly offered by the Business for prompt payment or quantity purchase), and all of the raw materials and work in process inventory of the Business reflected in the Balance Sheet and all such inventories acquired since the Balance Sheet Date can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. A physical inventory shall be taken during the week prior to the Closing Date. Attached hereto is Schedule 2.8 which sets forth the value of the Business's inventory of finished goods, work in process and raw materials as of September 30, 1998 together with the period of time within which such inventories are usable and salable.

        II.9. No Pending Litigation or Proceedings. Except as set forth on
Schedule 2.9 hereto, there are no actions, suits, investigations, proceedings or claims pending or affecting, or to Seller's Knowledge, threatened against or the Business of Seller or Seller's agents or their assets of or related to the Business, by or before any court or governmental department, agency or instrumentality, and to Seller's Knowledge, there is no basis for any such action, suit, investigation, proceeding or claim. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency, against or, to Seller's Knowledge, affecting the Business.

        II.10. Contracts; Compliance. Except as listed on Schedule 2.10 hereto, Seller is not a party to nor bound by any contract or commitment, oral or written, formal or informal related to or affecting the Business, of the following types:

               (a) mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances;

               (b) employment and consulting agreements;

               (c) union or other collective bargaining agreements;

               (d) powers of attorney;

               (e) sales agency, manufacturers representative and distributorship agreements or other distribution or commission arrangements;

               (f) licenses of patent, trade secrets, know-how, trademark, copyrights and other Intellectual Property;

               (g) agreements, orders or commitments for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of 100 million Won.

               (h) agreements, orders or commitments for the sale of products or services for more than 100 million Won to any single purchaser;

               (i) contracts or options relating to the sale by Seller of any asset of the Business, other than sales of inventory in the ordinary course of business;

               (j) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, accrued vacation pay, group insurance, welfare agreements or other plans, agreements, trusts or arrangements for the benefit of employees;

               (k) agreements or commitments for capital expenditures which are not in the ordinary course of business or in excess of 6 billion Won for any single project;

               (l) joint venture agreements;

               (m) agreements requiring the consent of any party thereto to the consummation of the transactions contemplated hereby;

               (n) agreements with any Affiliate;

               (o) lease agreements under which it is either lessor or lessee;

               (p) agreements, contracts or commitments for any charitable or political contribution;

               (q) non-competition agreements;

               (r) any foreign currency exchange or forward purchase agreements directly related to the Business;

               (s) any agreements providing for indemnification or guaranty obligations of Seller with respect to the Business other than in the ordinary course of business having a potential cost in excess of 100 million Won;

               (t) requirements agreements relating to obligations to purchase all or substantially all of any products as well as to supply all or substantially all of the products;

               (u) any non-disclosure agreement; or

               (v) other agreements, contracts and commitments which are material to the Business, or which involve payments or receipts of more than 1.2 billion Won in any single year, or which were entered into other than in the ordinary and usual course of business.

        All such contracts and other commitments are in full force and effect; all parties to such contracts and other commitments have complied with the provisions thereof; no such party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof.

        II.11. Compliance with Laws. Schedule 2.11 hereto sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from all national, local and foreign governmental and regulatory bodies held by Seller that relate to or effect the Business or the Purchased Assets. The Seller holds and is in compliance with all material permits, certificates, licenses, orders, approvals, registrations, franchises and authorizations required under all laws in connection with the Business and the Purchased Assets, and, to Seller's Knowledge, all of such permits, certificates, licenses, orders, approvals, registrations, franchises and authorizations are in full force and effect. The Seller has complied with all applicable statutes, rules, regulations and orders, national and local, which, if not complied with, would have a Material Adverse Effect on the Business or the Purchased Assets. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to Seller's Knowledge, no investigation or review is pending or threatened by any governmental or other entity (a) with respect to any alleged violation by Seller of any law of any governmental entity relating to or affecting the Business or the Purchased Assets (b) with respect to any alleged failure by Seller to have any permit, certificate, license, approval, registration or authorization required in connection with the Business or the Purchased Assets.

        II.12. Environmental Matters.

               (a) Except as disclosed on Schedule 2.12 hereto or in the site assessments of the Owned Real Properties performed by or on behalf of Purchaser (true and complete copies of which Purchaser has delivered to Seller):

                      (i) The Business is in compliance with and are not in violation of any national or local statutory or regulation, rule, order, ordinance, guideline, direction, or notice, relating to the environment, public health and safety, and employee health and safety, including those relating to Hazardous Substances ("Environmental Laws").

                      (ii) Seller holds and is in compliance with all necessary or required environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorizations required under all Environmental Laws that relate to or affect the Business ("Environmental Permits") as being used as of the date of this Agreement, and all of such Environmental Permits are valid and in full force and effect. All such Environmental Permits held by Seller are listed on Schedule 2.12 hereto and any that are not transferable are so designated. Seller has made or will make before the Closing timely application for renewals of all such Environmental Permits for which Environmental Laws require that applications must be filed on or before the Closing to maintain the Environmental Permits in full force and effect after the Closing Date. Purchaser shall bear any fees, cost or other expenses incurred in making such filings or applications to the extent to which Purchaser receives a benefit from the Environmental Permit obtained as a result of such filing or application.

                      (iii) No consent, approval or authorization of, or registration or filing with any Person, including any environmental governmental Authority or regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller (with Purchaser's reasonable assistance) has or will prepare and file all applications for the transfer of all Environmental Permits, at Purchaser's expense, that must be transferred as a result of the consummation of the transactions contemplated by this Agreement.

                      (iv) No notice, citation, summons or order has been issued or served upon, no complaint has been filed, no penalty has been assessed and, to Seller's Knowledge, no investigation or review is pending or threatened by any Authority or Person: (a) with respect to any alleged violation by Seller of any Environmental Law relating to or affecting the Business; or (b) with respect to any alleged failure by Seller to have any Environmental Permit relating to or affecting the Business; or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively "Management") of any Hazardous Substances by or on behalf of Seller or, to Seller's knowledge, its predecessors relating to or affecting the Business.

                      (v) Seller has not received any request for information, notice of claim, demand, order or notification for which it or any of its predecessors are or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance relating to or affecting the Business.

                      (vi) Except for Hazardous Substances stored or used in the ordinary course of their manufacturing processes, in quantities and in a manner
(1) not in violation of any applicable law, or (2) which has not or is not reasonably likely to create a condition which requires investigation, re-mediation or other responsive action or responsibility or liability under Environmental Laws, to Seller's Knowledge neither the Seller nor any Affiliate of Seller has used, generated, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now owned, operated or leased by Seller or any Affiliate of Seller or on any formerly owned, operated or leased property that is related in any way to the Business, nor has anyone else during the period that such property has been owned, operated or leased by Seller or, to Seller's Knowledge, during any other period, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now owned, operated or leased by Seller or Affiliate of Seller or on any formerly owned, operated or leased property.

                      (vii) No Hazardous Substance generated by Seller or any Affiliate of Seller that is any way related to the Business has been recycled, treated, stored, disposed of or transported by any entity in violation of any Environmental Law or in a manner which has created or is reasonably likely to create any liability or responsibility under any Environmental Law.

                      (viii) No Hazardous Substance has been Released at, on, about or under by Seller or, to Seller's Knowledge is present in the Purchased Assets or in any property now owned, operated or leased by Seller or any Affiliate of Seller that is in any way related to the Business which requires investigation, re-mediation or other response action.

                      (ix) There are no environmental Liens on the Purchased Assets or on any properties owned or leased by Seller or any Affiliate of Seller which would materially impair Purchaser's ability to lawfully operate the Business as such Business was operated prior to the Closing Date and, to Seller's Knowledge, no government actions have been taken or are in process or pending which could subject any of such properties to such Liens.

                      (x) No deed or other instrument of conveyance of real property to Seller or any Affiliate of Seller with respect to the Real Properties contains a restriction relating to the actual or suspected presence of Hazardous Substances, which restriction would materially impair Purchaser's ability to lawfully operate the Business as such Business was operated prior to the Closing Date.

                      (xi) To Seller's Knowledge, there are no facts or circumstances related to environmental matters concerning the Purchased Assets that could reasonably be expected to lead to any future environmental claims against Seller, or Purchaser under current law.

                      (xii) There have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by or at the direction of Seller or, in the possession of Seller indicating the presence of any Hazardous Substance in or on any property or business now or previously owned, operated, or leased by Seller or any Affiliate of Seller in any way related to the Business in material violation of any Environmental Law or which has created a condition which requires investigation, re-mediation or other response action under Environmental Law which have not been provided to Purchaser prior to the date hereof.

        II.13. Consents. Except as set forth on Schedule 2.10, no consent, approval or authorization of, or registration or filing with, any Person, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        II.14. Personal Property. The Seller owns all of its tangible personal property and assets substantially relating to or affecting the Business, including the properties and assets reflected in the Balance Sheet (except those disposed of in the ordinary course of business since the Balance Sheet Date); and at the Closing none of such properties or assets will be subject to any mortgage, pledge, lien, restriction, encumbrance, claim, security interest, charge or any other matter affecting title, except, (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs any operations of the Seller, (b) liens for current Taxes not yet due and payable, or (c) as disclosed on Schedule 2.14 hereto (the "Personal Property Permitted Encumbrances"). All tangible personal property, assets, equipment or other personal property consigned or leased to Seller, whether used exclusively in the operation of the Business are listed on Schedule 2.14.

        II.15. Real Estate.

               (a) Schedule 2.15 hereto contains a true, correct and complete list of all real properties owned, leased, subleased, licensed or otherwise occupied by Seller substantially relating to or affecting the Business including the real property that the Purchaser purchases under this Agreement (collectively, the "Real Properties") separately indicating the nature of Seller's interest therein. Except as set forth on Schedule 2.15 hereto, no other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of such Real Properties. Seller has not received any written or oral notice for assessment for public improvements against any of the Real Properties which remains unpaid and, to Seller's Knowledge, no such assessment has been proposed. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Properties and, to Seller's Knowledge, no such proceeding is contemplated.

               (b) Except as disclosed on Schedule 2.15 hereto,

                      (i) Seller has (1) good and marketable title to the Real Properties owned by Seller (the "Owned Real Properties"). The Owned Real Property is free and clear of any and all Liens, exceptions, items, encumbrances, easements, restrictions and other matters either of record or not of record which either individually or in the aggregate, could prohibit or adversely interfere with Purchaser's use of such property except (a) matters set forth on Schedule 2.15 and referred to as the "Exceptions that will not exist at Closing" (the "Exceptions That Will Not Exist at Closing"), (b) matters set forth on Schedule 2.15, none of which is material in amount and none of which, individually or in the aggregate, impairs, or grants or evidences rights which if exercised would impair, the use of the affected property in the manner such property is currently being used, or impairs the current operations of the Business, (c) defects of title, conditions, easements, encroachments, covenants or restrictions, if any, none of which is material in amount and none of which, individually or in the aggregate, materially impairs, or grants or evidences rights which if exercised would materially impair, the use of the affected property in the manner such property is currently being used, or impairs the current operations of the Business, and (d) zoning or land use ordinances, none of which, individually or in the aggregate, impairs the use of the affected property in the manner such property is currently being used or impairs the current operations of the Business (collectively, the "Permitted Real Property Encumbrances"). No material default or breach exists under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting all or any portion of the Owned Real Properties.

                      (ii) The current zoning of each of the Real Properties permits the operator of such property to use such property for the Purchaser's intended use thereof, provided that such use is similar to Seller's use thereof or otherwise disclosed to Seller. Seller has not made any application for a rezoning of any of the Owned Real Properties. To Seller's Knowledge, there are no proposed or pending changes to any zoning affecting any of the Owned Real Properties.

                      (iii) All utilities, including without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Real Properties, (1) either enter the Real Properties through open public streets adjoining the Real Properties, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Purchaser, (2) are installed, connected, operating and adequate for the operation of the Business as it has been previously conducted by Seller, with all installation and connection charges paid in full, including, without limitation, connection and the right to discharge sanitary waste into the collector system of the appropriate sewer utility, and (3) are adequate (in both quality and quantity) to service the Real Properties for their respective use in the business as presently conducted thereon.

                      (iv) Each of the Real Properties is located along one or more dedicated public streets or has access thereto. All curb-cut and street-opening permits or licenses required for vehicular access to and from the Real Properties to any adjoining public street or to any parking spaces utilized in connection with the Real Property have been obtained and paid for, are in full force and effect and shall inure to the benefit of Purchaser.

                      (v) The improvements located on the Real Properties, including the roof, structure, soil, elevators, walls, heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarm, communications, security and exhaust systems and their component parts, or other improvements on or forming a part of the Real Properties, are adequate for the operation of the Business as it has been previously conducted by Seller. Seller has not received any notification of and there are no outstanding or incomplete work orders in respect of any of the buildings, improvements or other structures constructed on the Real Properties or of any current non-compliance with applicable statutes and regulations or building and zoning by-laws and regulations.

               (c) Except as set forth on Schedule 2.15 hereto, there are no deeds of trust or mortgages which are a Lien upon the Real Properties.

        II.16. Intellectual Properties

               (a) Attached hereto as Schedule 2.16 is a correct list of all Intellectual Property.

               (b) Except as set forth on Schedule 2.16, to Seller's Knowledge, neither the manufacture, sale, use of any products now or heretofore manufactured or sold by Seller nor the operation of the Business did and does infringe (nor has any claim been made that any such action infringes) the patents or other Intellectual Property rights of others.

               (c) With respect to the portion of the Intellectual Property that is not owned by Seller ("Licensed Intellectual Property"), the Seller owns or possesses adequate licenses or other rights at reasonable market costs to use the same as necessary to conduct the Business as now conducted. Except as set forth on Schedule 2.16, there is no agreement to which Seller is a party or to which Seller is legally bound and no restriction or Liens, materially and adversely affecting the use by Seller and, after the Closing, the use by Purchaser, of any of the Licensed Intellectual Properties.

                      There is no pending litigation or other legal action with respect to any of the Intellectual Properties, and no order, holding, decision or judgment has been rendered by any Authority, and no agreement, consent or stipulation exists to which, in any such event, Seller is a party or of which Seller has knowledge, which would prevent Seller, or after the Closing, Purchaser, from using any of the Intellectual Properties.

               (d) The operation of the Business by Purchaser will not result in Purchaser being required either (i) to pay any royalties, other payments or consideration, or (ii) to grant any right, to any third parties, either directly or indirectly or through Seller, with respect to the Intellectual Property rights of such third parties.

               (e) Schedule 2.16 (e) sets forth a true and correct description of Seller's Year 2000 plan together with a description of the current status of the execution of the plan. Seller has, as of the date hereof, taken all reasonable steps, and made every reasonable effort, to substantially comply with, implement, carry out and effectuate all of the requirements, steps, measures and procedures, and meet all the guidelines and deadline, as set forth in such plan. Seller has no knowledge of any event, occurrence, condition or reason that would prevent, or interfere with, the implementation of the plan substantially in accordance with the guidelines and deadlines set forth in such plan.

               (f) Schedule 2.16 lists all actions that must be taken by Purchaser within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any of the Intellectual Property.

        II.17. Transactions with Related Parties. Except as disclosed on
Schedule 2.17, no Affiliate has:

               (a) borrowed money or loaned money to the Seller in connection with the Business or the Purchased Assets which remains outstanding;

               (b) any contractual or other claims, express or implied, of any kind whatsoever against Seller in connection with the Business or the Purchased Assets;

               (c) any interest in any property or assets used by Seller in connection with the Business or the Purchased Assets; or

               (d) is engaged in any other transaction with Seller relating to or affecting the Business or the Purchased Assets (other than employment relationships at the salaries disclosed in Schedule 2.19 hereto).

        II.18. Condition of Assets. The buildings, machinery, equipment, tools, furniture, improvements and other fixed assets of the Seller used in or related to or affecting the Business, including those reflected in the Balance Sheet, are adequate for the operation of the Business as it has been previously conducted by the Seller.

        II.19. Compensation Arrangements; Officers and Directors. Schedule 2.19 hereto sets forth the following information:

               (a) The names and current annual salary, including any bonus, if applicable, of all present directors, officers and employees of Seller at the rank of "Kwa Jang" or higher who work in connection with the Business together with a statement of the full amount of all remuneration paid by Seller to each such person during the 12 month period preceding the date hereof.

               (b) the names and titles of each trustee, fiduciary or plan administrator of each employee benefit plan of the Seller.

        II.20. Labor Relations.

               (a) Schedule 2.20 hereto contains a true and complete list of all current employees of Seller that Seller asserts are necessary to the operation of the Business ("Employees"), together with their respective job titles and current annual compensation and bonuses or bonus eligibility (if any), as of the date hereof. Schedule 2.20 shall have been updated as of the Closing, if necessary. Except for those individuals identified on Schedule 2.20, there are no employees hired by and currently working for Seller necessary to the operation of the Business.

               (b) Schedule 2.20 contains a list of all written employment policies, practices, manuals, handbooks, procedures, and terms and conditions of employment of Seller, including wages, pension benefit plan, an employee welfare benefit plan or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement, or any other similar things that are applicable to Employees. Except as listed on Schedule 2.20, there are no employment policies, practices, manuals, handbooks, procedures or terms or conditions of employment that are applicable to Employees.

               (c) Schedule 2.20 contains a list of all current, or if expired and not renewed, the most recent, employment, labor or collective bargaining agreements with any of the Employees. Except as listed on Schedule 2.20, there are no employment, labor or collective bargaining agreement, or governmental or administrative charges, affecting or concerning the Employees, pending or to Seller's knowledge threatened against Seller.

               (d) Except as set forth on Schedule 2.20, there are no consulting, contracting or independent contracting agreements with any person retained or employed in connection with the Assets or the Business.

               (e) The overall relations of Seller with its employees are good. There are no unfair labor practice complaints against Seller pending or, to Seller's Knowledge, threatened. There is no labor strike, dispute, slow down or stoppage actually pending or, to Seller's Knowledge, threatened against or involving Seller. No employee grievance which might to Seller's Knowledge have an adverse effect on Seller or the conduct of the Business is pending. No private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities. Except as disclosed in Schedule 2.20, Seller has not in the past twelve (12) months experienced any work stoppage or slow down or, to the best of Seller's Knowledge committed any unfair labor practice.

        II.21. Products Liability. Except for lawsuits, claims, damages and expenses adequately covered by the Seller's insurance, there are no (a) liabilities of Seller, fixed or contingent, asserted or, to Seller's Knowledge, unasserted, with respect to any product liability or any similar claim that relates to any product manufactured and sold by Seller to others in connection with the Business, or (b) liabilities of Seller, fixed or contingent, asserted or, to Seller's Knowledge, unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured and sold by Seller to others other than standard warranty obligations (to replace, repair or refund) made by the Seller in the ordinary course of business to purchasers of its products in connection with the Business.

        II.22. Insurance. Attached hereto as Schedule 2.22 is a complete and correct list of all policies of insurance relating to the Business or the Purchased Assets of which Seller is the owner, insured or beneficiary, or covering any of the property of the Business, true, correct and complete copies of which have been delivered to Purchaser, indicating for each policy the carrier, the insured, type of coverage, the amounts of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder. All such policies are in full force and effect. The coverage provided by such policies are reasonable, in both scope and amount, in light of the risks attendant to the Business and the Purchased Assets. Seller has paid-in-full all premiums due on such policies as of the Closing Date. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 2.22, there are no outstanding unpaid premiums or claims under such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Seller. Except as set forth on Schedule 2.22, Seller has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Except as set forth on Schedule 2.22, all products liability and general liability policies maintained by or for the benefit of the Seller during the last five (5) years have been "occurrence" policies and not "claims made" policies. All product liability and general liability policies relating to the manufacture and sale of the products and components manufactured and sold by Seller prior to the Closing Date shall remain in place for at least five (5) years from the Closing Date.

        II.23. Brokerage. Seller has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transaction contemplated hereunder.

        II.24. Disclosure. No representation or warranty by Seller in this Agreement, and no exhibit, certificate or schedule furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Purchaser with proper information as to the Seller and the Purchased Assets. Seller shall disclose to Purchaser at Closing any information then in the possession of Seller that indicates that Purchaser is in breach of this Agreement or which may provide the basis for a claim by Seller that Purchaser has breached this Agreement.

        II.25. Mitigation. The Parties acknowledge that the representations and warranties set forth above shall, in any case not be interpreted as limiting or restricting Purchaser's general obligation at law, if any, to prevent and/or mitigate any loss or damages which it may incur after the Closing in connection with or involving the Business or the Purchased Assets to be transferred under this Agreement.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller as follows:

        III.1. Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the applicable laws of its home jurisdiction, in the case of Amkor Technology, Inc., the laws of State of Delaware, U.S.A. and in the case of Newco, the laws of the Republic of Korea.

        III.2. Corporate Power and Authority. Purchaser has all requisite corporate power and authority to make, execute, deliver and perform this Agreement and all other agreements, documents and instruments to which it is a party or is otherwise obligated which are executed, delivered or performed pursuant to this Agreement.

        III.3. Due Authorization. Other than the approval for the Closing hereunder from Purchaser's board of directors, which is made as one of the conditions to Purchaser's obligations under Section 1.10(h), the execution, delivery and performance of this Agreement and all other agreements, documents and instruments to which Purchaser is a party or is otherwise obligated which are to be executed, delivered or performed pursuant to this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes and any other instruments to be delivered by Purchaser at Closing, when executed and delivered at Closing, will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms.

        III.4. Brokerage. Purchaser has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

        III.5. No Breaches; Etc. The execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in any breach or acceleration of any of the terms or conditions of its articles of incorporation or bylaws, or of any mortgage, bond, indenture, contract, agreement, license or other instrument or obligation to which Purchaser is a party. The execution, delivery and performance of this Agreement or the other agreements contemplated by this Agreement will not result in the material violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Purchaser is, was or may be bound.

        III.6. Disclosure. No representation or warranty by Purchaser in this Agreement, and no exhibit, certificate or schedule furnished or to be furnished to Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Seller with proper information as to the Purchaser and the Purchase Assets. Purchaser shall disclose to Seller at Closing any information then in the possession of Purchaser that indicates that Seller is in breach of this Agreement or which may provide the basis for a claim by Purchaser that Seller has breached this Agreement.

        III.7. Litigation. There is no action, suit, proceeding or investigation pending, or, to Purchaser's knowledge, threatened, against or related to Purchaser or its respective properties or business which would be reasonably likely to adversely affect or restrict Purchaser's ability to consummate the transactions contemplated by this Agreement, and there is no reasonable basis known to Purchaser for any such action that may result in such effect and is probable of assertion.

        III.8. Mitigation. The Parties acknowledge that the representations and warranties set forth above shall, in any case not be interpreted as limiting or restricting Seller's general obligation at law, if any, to prevent and/or mitigate any loss or damages which it may incur after the Closing in connection with the transfer of the Business or the Purchased Assets to Purchaser under this Agreement.

                                   ARTICLE IV
                          CERTAIN ADDITIONAL COVENANTS

        IV.1. Costs, Expenses and Taxes. Unless otherwise provided for herein, Purchaser and Seller will each pay all their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including (a) all costs, expenses and Taxes to the extent levied to each Party, and (b) all accounting, legal and appraisal fees and settlement charges.

        IV.2. Employees of the Business. Not later than one week prior to the Closing, the Parties shall finalize a list of employees to be transferred from Seller to Purchaser (the "Transferred Employees"). Further, the Transferred Employees shall include certain employees as shall be identified in Schedule 4.2 ("Key Employees"). The transfer from Seller to Purchaser of the Transferred Employees shall be subject to the following basic principles:

               (a) All of the Transferred Employees shall have the right to elect to be (i) formally terminated as employees of Seller and commence new employment relation with Purchaser or (ii) transferred to Purchaser as a continuation of their current employment.

               (b) With respect to the Transferred Employees who elect to terminate their employment with Seller and commence new employment relation with Purchaser, Seller shall pay, in a timely manner in accordance with the requirements of the Labor Standards Act and current company practices, all salary, bonuses, allowances, severance, unused leave (including the pro rata portion of accrued but unused leave attributable to the portion of the 1998 calendar year prior to closing) and any other monetary obligations or claims relating to the Transferred Employees' employment with Seller or its Affiliates that may have accrued to those personnel prior to their separation. Seller represents and warrants that the amount paid by it to such personnel will be adequate to fully satisfy all of their claims relating to each of their terms of employment at Seller or any Affiliate of Seller. For the portion of the 1999 calendar year after the Closing Date, each of the Transferred Employees who have elected to terminate shall receive the pro rata portion of paid leave days that are attributable to this portion of the 1999 Calendar Year. For subsequent years, each of the Transferred Employees who have elected to terminate shall receive the same number of paid leave days that they would have received had they continued to be employees of Purchaser, provided that Purchaser's agreement to this provision shall in no way be interpreted as obligating Purchaser to pay any severance to the Transferred Employees relating to their years of service at any company other than Purchaser.

                     The Parties agree that the liabilities set forth in
Schedule 1.7(a) as part of the Assumed Liabilities shall represent the liabilities of Seller to pay severance payments to the Transferred Employees who elect to terminate their employment with Seller. Therefore, if and to the extent that Seller pays the severance payments to the Transferred Employees who elect to terminate their employment with Seller, the Parties agree that the Assumed Liabilities shall be correspondingly reduced. In such event, within ten (10) days from the Closing Date, Purchaser shall pay in cash to Seller the amount by which the Assumed Liabilities were so reduced.

               (c) With respect to the Transferred Employees who elect to carry over their employment into Purchaser, Purchaser shall be responsible for the severance payments to the extent that such liabilities are included in the Assumed Liabilities as set forth in Schedule 1.7(a). With respect to any other liabilities of Seller relating to those employees, as part of the Purchase Price adjustment under Section 1.6, the Purchase Price shall be adjusted to reflect the increased liability for any and all unpaid wages, unused leave and other rights, if any, that have accrued to such personnel prior to commencement of their employment with Purchaser, whether or not under any existing employment, labor or collective bargaining agreement or under any such agreements entered into after the Closing Date but with retroactive application extending to before the Closing Date. Purchaser shall be responsible for the full amount of severance and other benefits of such employees from the commencement of their employment with Purchaser. Seller represents and warrants that the amount so adjusted under this Section 4.2(c) will be adequate to fully satisfy all claims of these employees relating to each of their terms of employment at Seller or any Affiliates of Seller.

               (d) Prior to the Closing, Seller shall deliver to Purchaser a list indicating the election of each Transferred Employee as described in
Section 4.2(a) above. Further, prior to the Closing, Seller shall obtain releases from the Transferred Employees who elect to terminate their employment with Seller and commence new employment relation with Purchaser, to the effect that they will waive any right, if any, against Purchaser regarding any severance, unused leave and other obligations or claims arising from their employment relation with Seller before the Closing ("Employee Releases").

        IV.3. Indemnification.

               (a) General Indemnification Obligations.

                      (i) Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless Purchaser from and against:

                             (1) any and all Damages arising out of or resulting
from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller contained in this Agreement or in any certificate, instrument, agreement or other document furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby;

                             (2) any and all Damages arising out of or resulting
from any liabilities of Seller of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to such date, except the Assumed Liabilities;

                             (3) any Damages arising out of or resulting from
any claim asserted against Purchaser with respect to Excluded Liabilities;

                             (4) any and all Damages arising from claims brought
by Transferred Employees who have elected to terminate their employment with Seller in relation to these employees' terms of employment with Seller or any Affiliate of Seller, including but not limited to claims resulting from the increase in any employee's wage during his or her period of employment with Seller; and

                             (5) any secondary Tax liability of the Purchaser
under the National Tax Basic Law and the Local Tax Law for the Taxes of Seller that have accrued prior to the Closing Date.

                      (ii) Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold harmless Seller from and against:

                             (1) any Damages arising out of or resulting from
any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Purchaser contained in this Agreement or in any certificate, instrument, agreement or other document furnished or to be furnished to Seller in connection with the transactions contemplated hereby;

                             (2) any Damages resulting from or arising out of
the failure by Purchaser to pay or discharge, or cause to be paid or discharged, any of the Assumed Liabilities; and

                             (3) any Damages arising out of or resulting from
any claim asserted against Seller with respect to Assumed Liabilities.

                      (iii) For purposes of this Agreement, "Damages" means the aggregate amount of all damages, claims, losses, obligations, liabilities (including any governmental penalty, fines or punitive damages), deficiencies, interest, costs and expenses arising out of or relating to a matter and any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to such matter or to the enforcement of this Agreement, including, but not limited to, reasonable legal fees incurred by the Party entitled to indemnification under this Agreement.

               (b) Indemnification Cap. The maximum aggregate liability of Seller or Purchaser in respect of all claims shall not exceed the Purchase Price.

               (c) General Indemnification Procedures.

                      (i) Purchaser and Seller shall cooperate in the defense or prosecution of any claim, action, suit or proceeding asserted against either of them by a party other than a Party hereto or an Affiliate of any Party hereto in respect of which indemnity may be sought hereunder (a "Third Party Claim") and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                      (ii) Except as otherwise provided in this Agreement, no action or claim for Damages resulting from breaches of the representations and warranties of Seller or Purchaser shall be brought or made after 24 months following the Closing, except that such time limitation shall not apply to (i) claims for misrepresentations or breaches of warranty relating to Section 2.7 (relating to Taxes) which may be asserted until 180 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claims relates, (ii) claims relating to Environmental Liabilities that have been brought against Purchaser by third parties within five years following the Closing Date and (iii) any claims which have been the subject of a written notice from

Purchaser to Seller prior to the expiration of the applicable period under this
Section 4.3(c)(vi), which notice specifies in reasonable detail the nature of the claim.

                      (iii) Notwithstanding anything to the contrary in this
Section 4.3, no limitation or condition of liability provided in this Section shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

                      (iv) If there shall be a judicial determination that any Party (the "Indemnified Party") seeking indemnification from another Party (the "Indemnifying Party") under this Agreement is not entitled to such indemnification in the amount originally claimed by a third party, then the Indemnifying Party shall be entitled to reimbursement from the Indemnified Party for its costs and expenses, including reasonable attorneys' fees, incurred in the defense of the claim for such indemnity pro rata, to the extent that the amount awarded is less than the amount originally claimed.

                      (v) Following the receipt by either Party of a complaint initiating a lawsuit in respect of a Third Party Claim in respect of which indemnity may be sought from either Party hereunder, within a reasonable time after such receipt, the receiving Party shall give the other Party notice of such Third Party Claim.

                      (vi) Purchaser shall notify Seller and Seller shall notify Purchaser of any claim for Damages. Such notice shall describe, to the extent reasonably available, the nature of the claim, the proposed remedy and the cost to remedy or to satisfy the claim. Purchaser and Seller shall, in good faith, consult with the other Party and give the other Party a reasonable opportunity to propose an alternative method to remedy or satisfy the claim. Provided, however, that if the nature of the claim is such that, in Purchaser and Seller's judgment, the above notice and opportunity provisions could reasonably be expected to cause further Damages or would otherwise not be appropriate under the circumstances, then the prior notice and opportunity shall not be required. Neither Purchaser nor Seller shall be required in any event to adopt the method proposed by the other Party. Purchaser and Seller's failure to give the other Party the prior notice and opportunity or to adopt the method proposed, shall not bar in any event either Party from asserting an indemnification claim against the other under and subject to the terms and conditions described in this Section 4.3, but, in any such claim, the failure of either Party to give prior notice and opportunity, or to adopt the method proposed shall be admissible evidence if either Party shall contest the reasonableness of the amount of the Damages that it may recover from the other Party.

                      (vii) Any amounts due to Purchaser or its Affiliates as a result of Seller's indemnification obligations under this Agreement, arising from the transactions contemplated hereby, arising from any breach of any representation or warranty of Seller or otherwise may be set off by Purchaser or any of its affiliates from any amounts owed at any time to Seller or its affiliates to the extent permissible under Korean law.

        IV.4. Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for his or its own benefit or the benefit of any other Person any trade secrets or other confidential proprietary information in its possession or control regarding Seller or their respective businesses and operations. The obligations of the Seller under this Section 4.4 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or
(ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, Seller shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information.

        IV.5. Access to Information. Seller and Purchaser shall reasonably cooperate with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each Party has access without causing excessive hardship to normal operations to the business records, contracts and other information existing at the Closing Date and relating to Seller (whether in the possession of Seller or Purchaser) (including copies thereof) as is reasonably necessary for the (a) preparation for or the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation (other than one by or on behalf of a Party to this Agreement) by or against Purchaser or Seller
(b) preparation and filing of any Tax return or election relating to Seller and any audit by any taxing authority of any returns of Purchaser or Seller relating thereto, (c) preparation and filing of any other documents required by governmental or regulatory bodies, (d) transfer of data to Purchaser relating to the Seller and (e) the preparation of any reports necessary for their financial reporting purposes including that required in connection with any registration statement or report filed by the Purchasing Parties with any governmental agency. The Party requesting such information and assistance shall reimburse the other Party for all out-of-pocket costs and expenses incurred by such Party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 4.5 shall be during normal business hours and upon not less than two (2) business days prior written request, and shall identify the scope of the information to be reviewed and shall be subject to such further reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the Party entitled to claim the same. The Parties mutually agree to use their commercially reasonable efforts to cause their independent public accountants to provide each other with any necessary or required consents in connection with audit of the Business.

        IV.6. Cooperation.

               (a) With respect to the Excluded Liabilities, Purchaser agrees to reasonably cooperate with Seller, at no cost to Purchaser, in connection with Seller's defense of any claims or lawsuit relating thereto, including, without limitation, making available to Seller for inspection and copying business records of the Purchaser pertaining to such claims or lawsuits and making employees of the Purchaser available as needed from time to time for interviews, trial testimony and similar appearances.

               (b) Seller agrees to cooperate with Purchaser in Purchaser's efforts to obtain the Tax Exemptions, provided that Seller shall not be obligated to bear any costs in relation to such cooperation.

        IV.7. Transition Services.

               (a) During a period of not less than sixty-days from the Closing Date but less than one-year therefrom (the "Transition Period") to be separately agreed by the Parties, Seller shall ensure that the Business is continued to be provided with all of the services and parts and components currently provided to the Business by Seller or any Person affiliated with Seller including, among other things, the research and development, accounting, data processing, materials procurement, electronic data processing, administrative services and all other such support services as are reasonably required in connection with the operation of the Business, on the terms and conditions not less favorable than the terms and conditions pursuant to which such services and parts and components are now being provided to the Business. Purchaser shall not bear any costs for the services to be provided by Seller during the Transition Period. Prior to the Closing, Seller and Purchaser shall enter into a service agreement ("Transition Service Agreement") to ensure such continued services during the Transition Period and the period thereafter until the Parties shall separately agree, in such form and substance as attached hereto as Schedule 4.7.

               (b) During the Transition Period, Seller shall ensure that all services currently made available to the employees of the Business including, without limitation, cafeteria, clinic and human welfare services continue to be provided to the Transferred Employees on the same terms and conditions as such services are now being provided to them.

        IV.8. Property Taxes. Any and all Taxes, charges, public imposts, fees, and the like (collectively "Property Taxes") which are assessed on or are required to be paid by Purchaser for the first time after the Closing but prior to the end of the calendar year in which the Closing occurs, in relation to, or as a result of, ownership of the real properties (including land and buildings) acquired from Seller or the operation of business at the place(s) acquired from Seller shall be shared by Seller and Purchaser on the basis of the number of days of their respective holding of the real properties or operation of business during the calendar year in which Property Taxes are assessed. Property Taxes shall include, but not be limited to, property tax on buildings, global land tax on land, business place tax, and any and all surtaxes on these taxes.

        IV.9. Repayment of Debt. Seller agrees to use that portion of the Purchase Price set forth in Section 1.4(b) hereto, together with any of its funds, necessary to repay in full those obligations of Seller set forth on
Schedule 1.4(b).

        IV.10. Assignment of Contracts

               (a) Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, this Agreement shall not constitute an agreement to assign any contract which is to be an Purchased Asset or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a party thereto other than the Seller, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Purchaser, or its designees, thereunder (a "Non-Assignable Contract"). Seller shall use prior to the Closing all commercially reasonable efforts to obtain the consent of the other Persons for the assignment thereof to Purchaser or its designees. If such consent is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Purchaser would not receive substantially all such rights, (x) Seller shall continue to use all commercially reasonable efforts to obtain the consent of the other Persons for the assignment thereof to Purchaser or its designees, and (y) Seller and Purchaser shall cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with Agreement, including subcontracting, sub-licensing or sub-leasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller shall promptly pay to Purchaser when received all monies received by Seller in respect of such Non-Assignable Contracts or any benefit arising thereunder, except to the extent the same represents and Excluded Asset. To the extent the benefits therefrom and obligations thereunder have been provided by alternative arrangements as provided above, any such Non-Assignable Contract shall be deemed a Purchased Asset, provided that Purchaser shall not be responsible for any liabilities (i) arising out of a claim of breach of such Non-Assignable Contract due to the establishment of the alternative arrangements, or (ii) arising out of such Non-Assignable Contract as a result of Seller's action without Purchaser's approval in a manner inconsistent with the alternative arrangements.

               (b) In furtherance, and not in limitation of the foregoing subsection (a), in the event that Seller is unable to obtain any required consent to the transfer at Closing to the Purchaser of any Non-Assignable Contract and Seller and Purchaser have failed to agree on alternate arrangements to an assignment reasonably satisfactory to Purchaser, then (i) Seller shall remain a party to and shall continue to be bound by such Non-Assignable Contract, (ii) Purchaser shall pay, perform and discharge fully all of the obligations of Seller thereunder from and after the Closing Date, upon the terms and subject to the conditions of such Non-Assignable Contract, (iii) Seller shall, without further consideration received in respect of such Non-Assignable Contract on and after the Closing Date, and (vi) Seller shall, without further consideration therefor, exercise and exploit its rights and options under such Non-Assignable Contract in the manner and only to the extent directed by Purchaser. If and when any consent shall be obtained following the Closing Date with respect to the transfer by Seller to Purchaser of any such Non-Assignable Contract or such Non-Assignable Contract shall otherwise become assignable following the Closing Date, Seller shall promptly assign all of its rights and obligations thereunder to Purchaser, without further consideration therefor, and Purchaser shall, without further consideration therefor, assume such rights and obligations, to the fullest extent permitted. The existence of the provisions of this Section 4.10 shall not reduce or otherwise adversely affect any Party's ability to enforce any of its rights under this Agreement.

        IV.11. Notices of Certain Events. Seller shall promptly notify Purchaser of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any governmental agency in connection with the transactions contemplated by this Agreement, and (iii) any claims commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Business or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

        IV.12. Purchaser agrees that it will use its reasonable commercial efforts to ensure that the Business will continue to be subject to the capacity allocation procedures set forth in the Packaging and Test Services Agreement dated January 1, 1998 (the "Packaging Agreement") and shall use reasonable commercial efforts to ensure that capacity is allocated equitably, consistent with customer requirements and the terms of the Packaging Agreement, between the Business, any other semiconductor packaging and test facilities held by Purchaser or its Affiliates and any semiconductor packaging and test facilities owned by Seller, including, but not limited to, Seller's "K2" plant located in Buchon, Korea.


                                   ARTICLE V
                                  MISCELLANEOUS


        V.1. Further Assurances; Cooperation. At and after the Closing, Seller will execute and deliver such further instruments of conveyance and transfer as Purchaser may reasonably request to convey and transfer effectively to Purchaser the Purchased Assets or to put Purchaser in actual possession and control of the business of the Seller.

        V.2. Nature and Survival of Representations. The representations, warranties, covenants and agreements of Purchaser and Seller contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective Party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing hereunder subject to Section
4.3 hereof. Except for the representation and warranties expressly contained in this Agreement, the Parties make no other representations or warranties and no additional representations and warranties may be implied.

        V.3. Notices. All notices, requests, demands elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.

               If to Seller, to:             Anam Semiconductor, Inc.
                                             280-8, 2-ga Sungsu-dong
                                             Sungdong-gu, Seoul 133-706 Korea
                                             Attn:  Kyu-Hyun Kim

               If to Purchaser, to:          Amkor Technology, Inc.
                                             1345 Enterprise Drive
                                             West Chester, PA 19380
                                             Attn:  Kevin J. Heron


or to such other address as such Party shall have specified by notice to the other Party hereto.


        V.4. Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

        V.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea, without regard to its conflict of law provisions.

        V.6. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

        V.7. Amendment and Waiver. The Parties may by mutual agreement amend this Agreement in any respect, and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in representations by any other Party, (c) waive compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party, and (d) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the Party against whom enforcement of the same is sought.

        V.8. Entire Agreement. This Agreement and the Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

        V.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

        V.10. Governing Language. The English language text of the Agreement shall prevail over any translation thereof.

        V.11. Arbitration.

               (a) Any dispute arising under this Agreement which is not settled after good faith attempts by the Parties to amicably resolve such dispute shall be resolved by final and binding arbitration. The arbitration shall be held in Seoul, Korea if the arbitration is brought by Purchaser and Amkor if the arbitration is brought by Seller in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC Rules") as then existing and shall be heard and determined by an arbitral tribunal composed of three (3) arbitrators. Each of the Parties shall appoint one arbitrator each, and both of such arbitrators shall appoint a third arbitrator who shall serve as the Chairman of such arbitral tribunal, provided that such third arbitrator is not a citizen of the U.S.A. or Korea. If either Party fails or decides against appointing an arbitrator within a period of thirty (30) days of the appointment of the first arbitrator, or if the arbitrators designated by the Parties fail or otherwise are unable to appoint the third arbitrator within (30) days of the appointment of the second arbitrator, then the remaining arbitrator(s) shall be selected by the President of the International Chamber of Commerce, U.S.A., which shall act as the appointing authority.

               (b) All arbitration proceedings shall be conducted in the English language and the arbitral award (the "Award") shall be rendered no later than six (6) months from the commencement of the arbitration or as otherwise provided by the ICC Rules, unless otherwise extended by the arbitral tribunal for no more than an additional six (6) months for reasons that are just and equitable.

               (c) The Parties expressly understand and agree that the Award shall be the sole, exclusive, final and binding remedy between them regarding any and all Disputes presented to the arbitral tribunal. Each Party hereby expressly waives any and all rights that such Party may have with respect to a judicial review of the Award in the courts of any country. Application shall be made to any court having jurisdiction over the Party (or its assets) against whom the Award is rendered for a judicial acceptance of the Award and an order of enforcement.

               (d) Notwithstanding any other provision of this Agreement, either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

        V.12. Termination. This Agreement may be terminated upon the occurrence of any of the following events:

               (a) the mutual agreement of all the Parties to terminate the Agreement;

               (b) if the Closing does not take place prior to June 1, 1999, provided that the right of any Party to terminate this Agreement under this Clause (b) shall not be available to any Party whose failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

               (c) By any Party upon notice to the other if any of the conditions set forth in Sections 1.8, 1.9 and 1.10 hereof become impossible to satisfy (other than by reason of the failure of each Party to fulfill its obligations under this Agreement); or

               (d) by any Party if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order, decree or ruling or other action has become final and nonappealable.

        V.13. Consequences of Termination. If this Agreement is terminated by Seller or Purchaser as permitted under Section 5.12 and not as a result of a breach of a representation or warranty or the failure of any Party to perform its obligations hereunder, such termination shall be without liability of any Party. If a Party terminates this Agreement as a result of a breach of a representation or warranty by the other Party or the failure of the other Party to perform its obligations hereunder, the non-breaching Party, in addition to any other legal remedies that may be available, shall be entitled to reimbursement from the breaching Party for all expenses incurred by the non-breaching Party in connection with this Agreement and the transactions contemplated hereby.

        V.14. Enforcement and Damages. Purchaser and Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of Purchaser and Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy, including without limitation damages, to which it is entitled at law or in equity.

        V.15. Severability. If at any time subsequent to the date hereof, any term or provision of this Agreement shall be determined by any court of competent jurisdiction to be partially or wholly illegal, void or unenforceable, such provision shall be of no force and effect to the extent so determined, but the illegality or unenforceability of such term or provision shall have no effect upon and shall not impair the legality or enforceability of any other term or provision of this Agreement.

        V.16. Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized as of the date first above written.


                                        Amkor Technology, Inc.

                                        By:_____________________________________
                                        Name:
                                        Title:


                                        Anam Semiconductor, Inc.

                                        By:_____________________________________
                                        Name:
                                        Title:

                                LIST OF SCHEDULES

Schedule 1.1             Asset List

Schedule 1.4(a)          Purchase Price

Schedule 1.4(b)          Liabilities of Seller to be Repaid

Schedule 1.4(c)          Downward Adjustment

Schedule 1.5             Allocation of Purchase Price

Schedule 1.6             Restrictions on Adjustment

Schedule 1.7(a)          List of Assumed Liabilities

Schedule 1.10            Contracts to be Assigned

Schedule 2.6             Changes Since Balance Sheet Date

Schedule 2.7             Taxes

Schedule 2.8             Inventory

Schedule 2.9             Pending Litigations

Schedule 2.10            Contracts

Schedule 2.11            Permits

Schedule 2.12            Environmental Matters

Schedule 2.14            Personal Property Permitted Encumbrances

Schedule 2.15            Real Estate

Schedule 2.16            Intellectual Properties

Schedule 2.16(e)         Year 2000 Plan

Schedule 2.17            Transactions With Related Parties

Schedule 2.19            Compensation Arrangements; Officers and Directors

Schedule 2.20            Employees

Schedule 2.22            Insurance

Schedule 4.2             Key Employees

Schedule 4.7             Transition Service Agreement